Exhibit 10.1

June 22, 2015

ATTN: Greg Hammond

RE: Advisor Position

Dear Greg:

This letter indicates the conclusion of your role as Chief Legal Officer for TriNet effective 6/21/2015. Effective 6/22/2015 your new position at TriNet HR Corporation (the “Company”) will be Advisor, with a planned end date of 12/31/2015.

Below are the specifics of this new role:

Compensation: Effective 7/1/2015 you will receive a base salary of $2,500.00 monthly, less applicable taxes, deductions and withholdings.

Additional Compensation: You will not be eligible to receive a bonus in accordance with the Corporate Bonus Plan or any other additional compensation.

Benefits: You will continue to be eligible for those TriNet standard Company benefit plans that are available to employees generally, including continued participation in the Company’s employee benefit plans.

Stock Options: Your equity will continue to vest as long as you remain an employee of TriNet.

Employment Agreement: Your employment agreement dated 11/9/2009 is terminated as of 6/21/15, including special benefits in Section 2.4(b) of your employment agreement, more specifically the supplemental life insurance and reimbursement for up to $10,000 annually for special planning and income tax services. Further, you will not receive any severance benefits on any type of termination of employment under any other contract or agreement with the Company including, but not limited to, the severance benefit provisions set forth in Section 4 of your employment agreement dated 11/9/2009 with the Company.

Of course, this letter is only a confirmation of your new role, and does not alter the at-will nature of your employment. Thus, you or TriNet may terminate your employment at any time, with or without cause and with or without prior notice, and TriNet may change, among other things, benefits and compensation from time to time, as well as other terms and conditions of your employment.

Also, please note that you continue to be subject to the policies in TriNet’s Employee Handbook, the terms and conditions of TriNet’s Proprietary Information and Inventions Agreement, and your EULA/TCA.

This letter supersedes any conflicting agreements or promises made to you by anyone, whether oral or written.

You need not take any affirmative action to accept the changes referenced above. Your continued employment in the position to which you will be transferred constitutes your acceptance.

Sincerely,

/s/ Jing Liao

Jing Liao
SVP, Human Resources

Cc: Colleague File

1100 San Leandro Blvd., Suite 400 • San Leandro, CA 94577

Phone 510 352 5000 • Fax 510 352 6480 • Web www.trinet.com